Exhibit 99.1

Investor Relations:	Company Contact:
Stacy Feit, Vice President	Pam Scott
Financial Relations Board	Director of Corporate Communications
(213) 486-6549	(509) 777-6393
Red Lion Hotels Reports Second Quarter 2010 Results
Market Rate Pressures and Regional Group Demand Impact RevPAR
SPOKANE, WA, August 4, 2010 — Red Lion Hotels Corporation (NYSE: RLH), a western U.S.-based owner and franchisor of midscale hotels, today announced its results for the second quarter ended June 30, 2010.
     Highlights:
•	RevPAR for owned and leased hotels declined 1.8% year-over-year

•	ADR at owned and leased hotels up 0.2%; occupancy down 1.2 points

•	ADR performance up 2.4% against competitive set

•	EBITDA decreased $2.3 million, impacted primarily by:
•	Investments in direct sales and franchise development activities

•	Non-recurring franchise termination settlement in 2009

•	Closed hotel in Astoria, Oregon

•	Reduction in group business and competitive rate pressures
Total revenue during the second quarter was $42.5 million with revenue from hotels of $38.6 million, compared to $45.5 million and $41.0 million, respectively, in the prior year period. EBITDA for the second quarter of 2010 was $7.4 million, compared to $9.7 million for the second quarter of 2009. Net loss was $0.1 million in the quarter, or zero cents per diluted share, compared to net income of $1.5 million, or $0.08 per diluted share, for the prior year period.
President and Chief Executive Officer Jon Eliassen commented, “The Pacific Northwest and West Coast are currently lagging most other U.S. markets. Group demand in particular softened during the second quarter and pricing remains highly competitive in this occupancy-led recovery. This, combined with higher-end chain scales aggressively reducing rate, placed pressure on our segment. As a result, we saw some margin and profit erosion during the quarter due to the revenue challenges coupled with the previously announced investments we made in sales, marketing and franchising. While these investments impacted our results in the near term, we are confident that they are laying the foundation for long-term profitability.”
Eliassen continued, “We are pleased with our competitive rate performance in this difficult environment. Our achievements are a direct result of our pricing strategy launched earlier this year. We drove rate growth in the transient segment, partially offsetting the revenue impact from both reduced group bookings and our intentional shift away from relying on online travel agencies. While the recovery in our markets is trailing the broader industry, we continue to position Red Lion for the long-term to increase profitability and growth for shareholders.”
Summary results for the second quarter and six-months ended June 30, 2010 and June 30, 2009 follow:

	Three months ended June 30,			Six months ended June 30,
($ in thousands, except per share)	2010	2009	% change	2010	2009	% change

Total revenue, as reported	$42,455	$45,463	-6.6%	$76,757	$80,060	-4.1%

Results before Special Items:(1)
EBITDA	$7,365	$9,683	-23.9%	$9,021	$11,316	-20.3%
Net income (loss)	$(62)	$1,477	nm	$(3,656)	$(1,809)	nm
Earnings per share — diluted	$—	$0.08	nm	$(0.19)	$(0.10)	nm

Results as reported:
EBITDA	$7,365	$9,683	-23.9%	$7,802	$11,316	-31.1%
Net income (loss)	$(62)	$1,477	nm	$(4,442)	$(1,809)	nm
Earnings per share — diluted	$—	$0.08	nm	$(0.24)	$(0.10)	nm

(1)	Excludes $1.2 million of cash and non-cash costs recorded in the first quarter of 2010 related to the separation of the Company’s former President and CEO included with undistributed corporate expenses.

In addition, key hotel operating metrics on a comparable basis, and reported hotel revenues and operating margin for the second quarter and six-months ended June 30, 2010 and June 30, 2009, are highlighted below for owned and leased hotels:

	Three months ended June 30,			Six months ended June 30,
	2010	2009	change	2010	2009	change

RevPAR (revenue per available room)	$50.13	$51.07	-1.8%	$44.41	$43.98	1.0%
ADR (average daily rate)	$84.58	$84.40	0.2%	$82.59	$82.54	0.1%
Occupancy	59.3%	60.5%	-1.2%	53.8%	53.3%	0.5%

Hotels Revenue:
Rooms	$27,919	$28,877	-3.3%	$49,199	$49,317	-0.2%
Food and Beverage	9,469	11,046	-14.3%	17,867	20,583	-13.2%
Other Revenue	1,244	1,033	20.4%	2,187	1,860	17.6%

Total Hotels Revenue	$38,632	$40,956	-5.7%	$69,253	$71,760	-3.5%

Hotel Direct Operating Margin	25.6%	29.3%	-3.7%	19.9%	22.5%	-2.6%
Second Quarter 2010 Results
Comparing the second quarter of 2010 to the second quarter of 2009, ADR increased 0.2% to $84.58 for owned and leased hotels. Occupancy declined 120 basis points to 59.3% resulting in a 1.8% decrease in RevPAR. Including franchised hotels, system-wide RevPAR on a comparable basis for the quarter declined 2.7% due to a 140 basis point decrease in occupancy and a 0.5% decline in ADR.
Revenue from hotels of $38.6 million declined $2.3 million, or 5.7%, from the prior year period. Rooms revenue declined approximately $1.0 million, or 3.3%, due to a decline in occupancy from fewer group bookings and reduced reliance on online travel agencies. Results also reflect a $0.4 million revenue impact from the closure of the Company’s hotel in Astoria, Oregon which is a leased property.
Food and beverage revenue declined $1.6 million compared to the prior year period primarily due to the previously announced change to food and beverage operations designed to increase long term profitability.
Hotel direct operating margin declined to 25.6% during the quarter from 29.3% in the same period in 2009. This is primarily due to a reduction in group rooms resulting in lower occupancy, coupled with investments in sales and technology expenses.

Franchise revenue declined $0.4 million due to a one-time settlement received in the second quarter of 2009. Profitability in the segment was impacted by development expenditures associated with the Company’s franchise growth strategy.
Profitability in the entertainment segment increased due to strong ticketing activity for early summer events.
Six Months Ended June 30, 2010 Results
Total revenue for the six months ended June 30, 2010 was $76.8 million compared to $80.1 million in the prior year period. Revenue from hotels of $69.3 million was down $2.5 million, or 3.5%. Hotel direct operating margin declined to 19.9% from 22.5% in the prior year period.
RevPAR for comparable owned and leased hotels increased 1.0% driven by a 50 basis point increase in occupancy and a 0.1% increase in ADR. Including franchised hotels, system-wide RevPAR on a comparable basis for the quarter declined 0.7% due to a 0.7% decrease in ADR and level occupancy.
Liquidity and Balance Sheet
Capital expenditures during the quarter ended June 30, 2010 totaled $2.3 million. Capital expenditures during 2010 are expected to total $12.7 million for core investments in maintenance, technology and necessary hotel improvement projects, which reflects the Company’s continued focus on investing as appropriate to maintain competitive guest services. All capital needs are expected to be funded with operating cash flow. As of June 30, 2010, the Company had approximately $3.1 million in cash and cash equivalents, and outstanding debt of $130.6 million.
Subsequent Events
On July 21, 2010, the Company announced the appointment of Melvin L. Keating to the Board of Directors. Mr. Keating has been a director for numerous publicly traded and private companies. He has also served in executive management positions for various organizations, including real estate development companies. He was involved in the development of the World Trade Center in New York and Canary Wharf in London among other projects. With Mr. Keating’s appointment, the Company’s board expands to eight directors.
The Company entered into an agreement with the Port of Astoria on July 21, 2010 to evaluate the potential re-development of the Company’s hotel in Astoria, Oregon. The Company had previously closed the property after an engineering study indicated that the hotel building had reached the end of its useful life. Discussions are ongoing with the Port of Astoria regarding the re-development and a decision is expected by November 2010.
Outlook for 2010

Based on current visibility on the second half of 2010 and second quarter results, the Company is updating its guidance for 2010 as follows:
•	2010 RevPAR for Company owned and leased hotels is expected to be down 1% to up 2% when compared to 2009 annualized RevPAR, in-line with prior guidance;

•	2010 direct hotel operating margin is expected to range from down 50 basis points to up 50 basis points; and

•	EBITDA is expected to be between $26 million to $28 million, before any special items.
Chief Operating Officer George Schweitzer noted, “Although the challenges we experienced in the second quarter impacted our guidance for the year, our outlook for the balance of the summer season is positive. We are confident in our rate strategy and expect continued performance in our transient segments. Group demand appears to be strengthening; accordingly we are cautiously optimistic about performance in this segment for the remainder of the year.”
Conference Call Information
The Company will conduct a conference call on August 5, 2010 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon Eliassen and Senior Vice President and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 288-8968. International callers should dial (612) 288-0337 .
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 1:30 p.m. PDT on August 5, 2010 through September 5, 2010 at (800) 475-6701 or (320) 365-3844 (International) access code — 165955. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale full, select and limited service hotels under its Red Lion® brand. As of June 30, 2010, the RLH hotel network was comprised of 43 hotels located in eight states and one Canadian province, with 8,383 rooms and 419,987 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended June 30,
	2010	2009	$ Change	% Change

Revenue:
Hotels	$38,632	$40,956	$(2,324)	-5.7%
Franchise	889	1,262	(373)	-29.6%
Entertainment	2,340	2,584	(244)	-9.4%
Other	594	661	(67)	-10.1%

Total revenues	42,455	45,463	(3,008)	-6.6%

Operating expenses:
Hotels	28,759	28,969	(210)	-0.7%
Franchise	810	502	308	61.4%
Entertainment	1,986	2,273	(287)	-12.6%
Other	413	544	(131)	-24.1%
Depreciation and amortization	5,175	5,306	(131)	-2.5%
Hotel facility and land lease	1,824	1,834	(10)	-0.5%
Gain on asset dispositions, net	(57)	(45)	12	26.7%
Undistributed corporate expenses	1,362	1,721	(359)	-20.9%

Total expenses	40,272	41,104	(832)	-2.0%

Operating income	2,183	4,359	(2,176)	-49.9%

Other income (expense):
Interest expense	(2,314)	(2,182)	(132)	-6.0%
Other income, net	9	23	(14)	-60.9%

Income (loss) before income taxes	(122)	2,200	(2,322)	nm
Income tax (benefit) expense	(60)	723	(783)	nm

Net income (loss)	(62)	1,477	(1,539)	nm

Net income attributable to noncontrolling interest	(2)	(5)	3	60.0%

Net income (loss) attributable to Red Lion Hotels Corporation	(64)	1,472	(1,536)	nm

Earnings per share attributable to Red Lion Hotels Corporation:
Basic	$—	$0.08
Diluted	$—	$0.08

Weighted average shares — basic (1)	18,420	18,095
Weighted average shares — diluted (1)	18,420	18,140

EBITDA (2)	$7,365	$9,683	$(2,318)	-23.9%
EBITDA as a percentage of revenues	17.3%	21.3%

(1)	For the three months ended June 30, 2010, all of the 904,189 options to purchase common shares outstanding as of that date were considered anti-dilutive due to the loss for the period. Likewise, all of the 44,837 convertible operating partnership units were considered anti-dilutive, as were the 262,684 restricted stock units outstanding. For the three months ended June 30, 2009, none of the 1,213,691 options to purchase common shares outstanding as of that date were considered dilutive, as the grant date stock price of all options outstanding were below the Company’s stock price at June 30, 2009. Similarly, none of the 246,396 restricted stock units outstanding were considered dilutive during the second quarter of 2009. For the three months ended June 30, 2009, all of the 44,837 convertible operating partnership units were considered dilutive.

(2)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Six months ended June 30,
	2010	2009	$ Change	% Change

Revenue:
Hotels	$69,253	$71,760	$(2,507)	-3.5%
Franchise	1,447	1,799	(352)	-19.6%
Entertainment	4,818	5,107	(289)	-5.7%
Other	1,239	1,394	(155)	-11.1%

Total revenues	76,757	80,060	(3,303)	-4.1%

Operating expenses:
Hotels	55,499	55,631	(132)	-0.2%
Franchise	1,388	1,116	272	24.4%
Entertainment	3,999	4,388	(389)	-8.9%
Other	835	1,081	(246)	-22.8%
Depreciation and amortization	10,400	10,263	137	1.3%
Hotel facility and land lease	3,640	3,650	(10)	-0.3%
Gain on asset dispositions, net	(155)	(47)	108%	nm
Undistributed corporate expenses(1)	3,804	2,987	817	27.4%

Total expenses	79,410	79,069	341	0.4%

Operating income (loss)	(2,653)	991	(3,644)	nm

Other income (expense):
Interest expense	(4,550)	(4,029)	(521)	-12.9%
Other income, net	46	62	(16)	-25.8%

Loss before income taxes	(7,157)	(2,976)	(4,181)	nm
Income tax benefit	(2,715)	(1,167)	1,548	nm

Net loss	(4,442)	(1,809)	(2,633)	nm

Net (income) loss attributable to noncontrolling interest	9	—	(9)	nm

Net loss attributable to Red Lion Hotels Corporation(1)	$(4,433)	$(1,809)	(2,624)	nm

Loss per share attributable to Red Lion Hotels Corporation:
Basic and diluted(2)	$(0.24)	$(0.10)

Weighted average shares — basic and diluted	18,345	18,054

EBITDA (1,3)	$7,802	$11,316	$(3,514)	-31.1%
EBITDA as a percentage of revenues	10.2%	14.1%

(1)	Includes $1.2 million of cash and non-cash expense recorded in the first quarter of 2010 related to the separation of the company’s former President and CEO, as discussed further in this release under Disclosure of Special Items.

(2)	For the six months ended June 30, 2010 and 2009, all of the 904,189 and 1,213,691 options to purchase common shares, respectively, and the 262,684 and 246,396 restricted stock units outstanding as of those dates were considered anti-dilutive due to the loss for the period. In addition, all of the 44,837 convertible operating partnership units outstanding during both periods were anti-dilutive.

(3)	The definition of “EBITDA” and how that measure relates to net loss attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	June 30	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$3,146	$3,885
Restricted cash	5,223	3,801
Accounts receivable, net	8,400	6,995
Inventories	1,281	1,350
Prepaid expenses and other	3,845	3,245

Total current assets	21,895	19,276

Property and equipment, net	279,469	285,782
Goodwill	28,042	28,042
Intangible assets, net	10,111	10,199
Other assets, net	7,373	7,337

Total assets	$346,890	$350,636

Liabilities:
Current liabilities:
Accounts payable	$9,581	$6,080
Accrued payroll and related benefits	5,034	2,404
Accrued interest payable	301	318
Advance deposits	974	496
Other accrued expenses	10,337	7,936
Long-term debt, due within one year	3,258	3,171

Total current liabilities	29,485	20,405

Revolving credit facility	21,000	26,000
Long-term debt, due after one year	75,494	77,151
Deferred income	8,258	8,638
Deferred income taxes	9,669	12,595
Debentures due Red Lion Hotels Capital Trust	30,825	30,825
Total liabilities	174,731	175,614

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,452,656 and 18,180,104 shares issued and outstanding	185	182
Additional paid-in capital, common stock	144,055	142,479
Retained earnings	27,913	32,346

Total Red Lion Hotels Corporation stockholders’ equity	172,153	175,007
Noncontrolling interest	6	15

Total equity	172,159	175,022

Total liabilities and stockholders’ equity	$346,890	$350,636

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Six months ended June 30,
	2010	2009
Operating activities:
Net loss	$(4,442)	$(1,809)
Adjustments to reconcile net loss attributable to Red Lion Hotels Corporation to net cash provided by operating activities:
Depreciation and amortization	10,400	10,263
Gain on disposition of property, equipment and other assets, net	(155)	(47)
Deferred income tax benefit	(2,926)	(1,323)
Equity in investments	25	31
Stock based compensation expense	1,050	554
Provision for doubtful accounts	131	64
Change in current assets and liabilities:
Restricted cash	(1,422)	1,224
Accounts receivable	(1,851)	2,256
Inventories	69	115
Prepaid expenses and other	(600)	(831)
Accounts payable	3,501	(4,674)
Accrued payroll and related benefits	2,868	(423)
Accrued interest payable	(17)	(30)
Deferred lease income	—	900
Other accrued expenses and advance deposits	2,733	3,235

Net cash provided by operating activities	9,364	9,505

Investing activities:
Purchases of property and equipment	(3,832)	(12,479)
Non-current restricted cash for sublease tenant improvements, net	—	(576)
Proceeds from disposition of property and equipment	8	8
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	198	(423)

Net cash used in investing activities	(3,653)	(13,497)

Financing activities:
Borrowings on revolving credit facility	4,500	—
Repayment of revolving credit facility	(9,500)	(6,000)
Repayment of long-term debt	(1,570)	(1,491)
Proceeds from stock options exercised	304
Proceeds from issuance of common stock under employee stock purchase plan	71	51
Additions to deferred financing costs	(171)	—
Common stock redeemed	(84)	(11)

Net cash used in financing activities	(6,450)	(7,451)

Change in cash and cash equivalents:
Net decrease in cash and cash equivalents	(739)	(11,443)
Cash and cash equivalents at beginning of period	3,885	18,222

Cash and cash equivalents at end of period	$3,146	$6,779

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of June 30, 2010

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	31	6,121	304,566
Red Lion Franchised Hotels	12	2,263	115,421

Total Red Lion Hotels	43	8,384	419,987

Comparable Hotel Statistics (1)

	Three months ended June 30, 2010			Three months ended June 30, 2009
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy(2)	ADR(3)	RevPAR(4)

Owned and Leased Hotels	59.3%	$84.58	$50.13	60.5%	$84.40	$51.07
Franchised Hotels	53.8%	$78.15	$42.04	55.4%	$80.29	$44.46

Total System Wide	57.8%	$83.01	$48.01	59.2%	$83.39	$49.34

Change from prior comparative period:
Owned and Leased Hotels	(1.2)	0.2%	-1.8%
Franchised Hotels	(1.6)	-2.7%	-5.4%

Total System Wide	(1.4)	-0.5%	-2.7%

	Six months ended June 30, 2010			Six months ended June 30, 2009
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy(2)	ADR (3)	RevPAR(4)

Owned and Leased Hotels	53.8%	$82.59	$44.41	53.3%	$82.54	$43.98
Franchised Hotels	49.3%	$76.59	$37.79	50.8%	$79.12	$40.20

Total System Wide	52.6%	$81.11	$42.67	52.6%	$81.67	$42.99

Change from prior comparative period:
Owned and Leased Hotels	0.5	0.1%	1.0%
Franchised Hotels	(1.5)	-3.2%	-6.0%

Total System Wide	—	-0.7%	-0.7%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
In the first quarter of 2010, the Company recorded an expense of $1.2 million in expense from the separation of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the six months ended June 30, 2010 compared to 2009 do not reflect a meaningful comparison between periods. The follow table represents a reconciliation of certain earnings measures before special items to loss after special items.

	Six months ended June 30, 2010			Six months ended June 30, 2009
($ in thousands except per share data)	Net Loss	EBITDA	Diluted EPS	Net Loss	EBITDA	Diluted EPS

Amount before special item	$(3,656)	$9,021	$(0.19)	$(1,809)	$11,316	$(0.10)
Special items:
Separation costs (1)	(1,219)	(1,219)	(0.07)	—	—	—
Income tax expense of special item (2)	433	—	0.02	—	—	—

Amount per consolidated statement of operations	$(4,442)	$7,802	$(0.24)	$(1,809)	$11,316	$(0.10)

Change from the comparative period:
Amount before special item	102.2%	-20.3%	91.3%
Amount per consolidated statement of operations	145.6%	-31.1%	141.2%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Impact of Change in Accounting Principle on Consolidated Financial Statements
(unaudited)
In June 2009, the FASB issued changes to the consolidation guidance applicable to variable interest entities (“VIE”) that became effective for us on January 1, 2010. Under the new guidance, we have determined that our cooperative marketing fund, referred to as the Central Program Fund (“CPF”), now meets the definition of a VIE and should be included in our consolidated financial statements. For additional information on the CPF, see Note 2 of Notes to Consolidated Financial Statements for the year ended December 31, 2009, previously filed with the SEC on Form 10-K.
The CPF acts as an agent for our owned and leased hotels and for our franchisees, and was created to provide services to all member hotels including certain advertising services, frequent guest program administration, reservation services, national sales promotions and brand and revenue management services intended to increase sales and enhance the reputation of the Red Lion brand. The activities of the CPF benefit our owned and leased hotels as well as our franchise properties, however, historically only the proportionate share of CPF expenses for our owned and leased hotels were recognized in our consolidated financial statements. Based on the new guidance, we will now include all of the expenses and other balances of the CPF in our consolidated financial statements, including revenue received from franchisees to support CPF activities. There have been no changes to the organization, structure or operating activities of the CPF since its inception in 2002.
The adoption of these changes were applied retrospectively, including the recording of the $1.0 million net of tax impact of cumulative effect of change in accounting principle as of the earliest period presented in this release. The consolidated financial statements included in this release have been adjusted to conform to the new treatment. The table below represents the impact on consolidation of the CPF for the three and six months ended June 30, 2010 and 2009, which added additional expense before impact of income tax of $606 thousand and $450 thousand, respectively, during the second quarter periods, and $951 thousand and $1.1 million, respectively, during the first six months of 2010 and 2009.

	Three months ended June 30, 2010			Three months ended June 30, 2009
	Amounts			Amounts
	before	Impact of		before	Impact of
($ in thousands except per share data)	CPF	CPF	As reported	CPF	CPF	As reported

Revenue:
Hotels	$38,632	$—	$38,632	$40,956	$—	$40,956
Franchise	364	525	889	733	529	1,262
Entertainment	2,340	—	2,340	2,584	—	2,584
Other	594	—	594	661	—	661

Total revenues	41,930	525	42,455	44,934	529	45,463

Operating expenses:
Hotels	28,251	508	28,759	28,633	336	28,969
Franchise	297	513	810	8	494	502
Entertainment	1,986	—	1,986	2,273	—	2,273
Other	413	—	413	544	—	544
Depreciation and amortization	5,175	—	5,175	5,306	—	5,306
Hotel facility and land lease	1,824	—	1,824	1,834	—	1,834
Gain on asset dispositions, net	(57)	—	(57)	(45)	—	(45)
Undistributed corporate expenses	1,362	—	1,362	1,721	—	1,721

Total expenses	39,251	1,021	40,272	40,274	830	41,104

Operating income (loss)	2,679	(496)	2,183	4,660	(301)	4,359

Other income (expense):
Interest expense	(2,314)	—	(2,314)	(2,182)	—	(2,182)
Other income, net	119	(110)	9	172	(149)	23

Income (loss) before income taxes	484	(606)	(122)	2,650	(450)	2,200

Income tax (benefit) expense	(60)	—	(60)	723	—	723

Net income (loss)	$544	$(606)	$(62)	$1,927	$(450)	$1,477

Net income (loss) per share	$0.03	$(0.03)	$—	$0.11	$(0.03)	$0.08

Weighted-average shares — diluted	18,420	18,420	18,420	18,140	18,140	18,140
EBITDA	$7,971	$(606)	$7,365	$10,133	$(450)	$9,683

	Six months ended June 30, 2010			Six months ended June 30, 2009
	Amounts			Amounts
	before	Impact of		before	Impact of
($ in thousands except per share data)	CPF	CPF	As reported	CPF	CPF	As reported

Revenue:
Hotels	$69,253	$—	$69,253	$71,760	$—	$71,760
Franchise	629	818	1,447	1,008	791	1,799
Entertainment	4,818	—	4,818	5,107	—	5,107
Other	1,239	—	1,239	1,394	—	1,394

Total revenues	75,939	818	76,757	79,269	791	80,060

Operating expenses:
Hotels	54,920	579	55,499	55,036	595	55,631
Franchise	436	952	1,388	144	972	1,116
Entertainment	3,999	—	3,999	4,388	—	4,388
Other	835	—	835	1,081	—	1,081
Depreciation and amortization	10,400	—	10,400	10,263	—	10,263
Hotel facility and land lease	3,640	—	3,640	3,650	—	3,650
Gain on asset dispositions, net	(155)	—	(155)	(47)	—	(47)
Undistributed corporate expenses	3,804	—	3,804	2,987	—	2,987

Total expenses	77,879	1,531	79,410	77,502	1,567	79,069

Operating income (loss)	(1,940)	(713)	(2,653)	1,767	(776)	991

Other income (expense):
Interest expense	(4,550)	—	(4,550)	(4,029)	—	(4,029)
Other income, net	284	(238)	46	348	(286)	62

Loss before income taxes	(6,206)	(951)	(7,157)	(1,914)	(1,062)	(2,976)

Income tax benefit	(2,715)	—	(2,715)	(1,167)	—	(1,167)

Net loss	$(3,491)	$(951)	$(4,442)	$(747)	$(1,062)	$(1,809)

Net loss per share	$(0.19)	$(0.05)	$(0.24)	$(0.04)	$(0.06)	$(0.10)

Weighted-average shares outstanding	18,345	18,345	18,345	18,054	18,054	18,054
EBITDA	$8,753	$(951)	$7,802	$12,378	$(1,062)	$11,316
The activities of the CPF are cyclical throughout any one year. For the quarters ended September 30, 2009 and December 31, 2009, EBITDA was positively impacted by $646 thousand and $394 thousand, respectively. The total impact on EBITDA for the year ended December 31, 2009 related to the CPF will be a negative adjustment of $24 thousand, compared to a positive impact of $105 thousand for the year ended December 31, 2008. We expect the net impact to be immaterial to full year 2010 results as well.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income (Loss) Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

EBITDA	$7,365	$9,683	$7,802	$11,316
Income tax (expense) benefit	60	(723)	2,715	1,167
Interest expense	(2,314)	(2,182)	(4,550)	(4,029)
Depreciation and amortization	(5,175)	(5,306)	(10,400)	(10,263)

Net income (loss)	$(64)	$1,472	$(4,433)	$(1,809)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss) attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss) attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.